Exhibit 10.4



                              PSB HOLDINGS, INC.
                EXECUTIVE OFFICER POST RETIREMENT BENEFIT PLAN


      The company shall pay 25% of the health and dental insurance premiums under the company's group health insurance plan for the President and Vice President of the company following retirement at age 62. Such supplemental payments shall continue until the retired officer attains the later of age 65 or qualification for Medicare coverage.